AmBase Corporation
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FOR RELEASE:    Immediately                     CONTACT: Shareholder Services
                                                         (203) 532-2048

   AMBASE COROPRATION ANNOUNCES ADDITIONAL DETAILS ON JUDGE SMITH'S DECISION

Greenwich, CT - August 26, 2003 - AmBase Corporation (the "Company"). The Court of Federal Claims has issued a decision in the Company's supervisory goodwill lawsuit against the Government. The Court granted the Plaintiff-Intervenor FDIC's Motion for Partial Summary Judgment on contract liability and denied the Government's Cross-Motion on contract liability. The Court also denied the Company's Motion for Partial Summary Judgment under the takings clause, and granted the Government's Cross-Motion for Summary Judgment on the Company's takings clause claim.

Thus, the Court found that an express contract existed between Carteret Savings Bank and the Government, and that the Government breached that contract. The Court, however, was unpersuaded by the Company's takings and illegal exaction arguments, and therefore ruled that the governments action did not constitute a Fifth Amendment taking of the Company's property rights, nor an unlawful exaction of funds. The court held that the question of damages for the breach of contract would be addressed in subsequent proceedings.

No assurances can be given regarding the ultimate outcome of this litigation.